Exhibit 10.35

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ACCORDINGLY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE BE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AIR INDUSTRIES GROUP THAT SUCH REGISTRATION IS NOT REQUIRED.

No. AIRI-2019 SN-3	Issue Date: May 22, 2018
Principal Amount: $1,000,000

Subordinated Note due May 31, 2019

FOR VALUE RECEIVED, AIR INDUSTRIES GROUP, a Nevada corporation (the “Company”) hereby promises to pay to the order of Michael Taglich or assigns (the "Holder"), without demand, the sum of One Million Dollars ($1,000,000), together with accrued interest on the unpaid principal amount thereof, on May 31, 2019 (the "Maturity Date"), or such earlier date as the same may become due as provided in Section 2 hereof.

Interest on the unpaid principal amount of this Note shall be payable at the rate of one percent (1%) per month, in cash, on the last day of each calendar month during which this Note remains outstanding, commencing June 30, 2018 (each an “Interest Payment Date”) from the date of issuance or the most recent Interest Payment Date until the principal and accrued interest hereon has been paid in full. Upon the occurrence and continuation of an Event of Default (as defined in Section 2 below), in addition to the right of the Holder to demand payment of all amounts due hereunder, interest shall accrue and be payable on all accrued but unpaid interest at the rate of 1.25% per month; provided that upon the occurrence and continuation of a failure to timely pay the principal amount of this Note, interest shall accrue and be payable on such principal amount at the rate of 1.25% per month and shall no longer be payable on interest accrued but unpaid.

This Note is one of a series of the Company’s subordinated notes due May 31, 2019 in the aggregate principal amount of $1,200,000 (together with any other Notes issued as contemplated by this Note, the “Notes”).

This Note may be prepaid in whole or in part at any time but only with the prior consent of the Holder. All payments made pursuant to this Note shall be applied first to reimbursable expenses, interest accrued, if any, and then principal.

The following is a statement of rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.        Subordination. (a) This Note will be subordinate and inferior to the Company’s Senior Indebtedness (as hereinafter defined). The Company for itself, its successors and assigns, covenants and agrees and the Holder of this Note, for himself, his successors and assigns, by his acceptance of this Note likewise covenants and agrees that, to the extent provided below, the payment of all amounts due pursuant to this Note is hereby expressly subordinated and junior in right of payment to the extent and in the manner hereinafter set forth, to the Company’s Senior Indebtedness. As used herein, the term “Senior Indebtedness” shall mean the principal of, and interest and premium, if any, on any and all, (i) indebtedness of the Company for borrowed money or obligations with respect to which the Company is a guarantor, to banks, insurance companies, or other financial institutions or entities regularly engaged in the business of lending money, in each case as in effect as of the date hereof (other than the Notes), or as may be borrowed hereafter, including without limitation, indebtedness incurred by one or more of the Company’s subsidiaries under the Amended and Restated Revolving Credit, Term Loan, Equipment Line and Security Agreement, dated as of June 27, 2013 among Air Industries Machining, Corp., Welding Metallurgy, Inc., Nassau Tool Works, Inc., Woodbine Products Inc., Eur-Pac Corporation, Electronic Connection Corporation, The Sterling Engineering Corporation, and PNC Bank, National Association, as agent for the various lenders named therein, as amended as of the date hereof (the “Loan Agreement”), the payment of which has been guaranteed by the Company and Air Realty Group, LLC (the “Guarantors”), (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a Guarantor, provided that such indebtedness issued in exchange for or to refinance Senior Indebtedness or arising from the satisfaction of Senior Indebtedness by a Guarantor is on commercially reasonable terms as of the date of incurrence not to exceed the principal amount under such Senior Indebtedness and provided further that the Company provides the Holder with prior written notice of such action.

(b)       Upon the acceleration of any Senior Indebtedness or upon the maturity of all or any portion of the principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all such Senior Indebtedness which has been so accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Company or any person acting on behalf of the Company on account of any obligations evidenced by this Note.

(c)       The Company shall not pay any principal portion of this Note, or interest accrued hereon, if at such time there exists a Blockage Event (as hereafter defined) and written notice thereof has been given to the Company and the Holder by the holders of the Senior Indebtedness.

(d)       A “Blockage Event” is deemed to exist for the period of time commencing on the date of receipt by the Holder of written notice of the occurrence of a Default or an Event of Default (as defined in the instruments evidencing the Senior Indebtedness), provided that the failure to pay accrued interest on this Note or the other Notes when due shall not give rise to a Blockage Event in the absence of another Default or Event of Default, which notice shall specify such Default or Event of Default, and ending on:

(i)       the date such Default or Event of Default under the Senior Indebtedness, as applicable, is cured or waived, provided that such Default or Event of Default is the result of the failure to pay any amount due thereunder; or

(ii)       in the case of any other Default or Event of Default under the Senior Indebtedness, the earlier of (A) the date on which Holder has received written notice of such Default or Event of Default shall have been cured or waived and (B) the date that is 365 days after the occurrence of such Default or Event of Default, provided that a Blockage Event with respect to a single specified Default or Event of Default may be deemed to occur only once for each twelve-month period, provided, further, that no Default or Event of Default that existed at the commencement of, or during the pendency of, a Blockage Event shall serve as the basis for the institution of any subsequent Blockage Event.

A Blockage Event shall not be deemed to have existed during the period of time commencing on the date upon which the holder of this Note or holders of other Notes accelerate payment of the principal amount of this Note or such other Notes as a result of any Event of Default hereunder or under such other Notes and ending on the 365th day after written notice of such acceleration given by the holder or such other holders to the Company and the holders of the instruments evidencing the Senior Indebtedness; provided that in no event shall the Company pay the holder of this Note or the holders of any other Notes the principal amount so accelerated if a Blockage Event then exists until the Senior Indebtedness has been paid in full.

(e)       At any time there exists a Blockage Event, (i) the Company shall not, directly or indirectly, make any payment of any part of this Note, (ii) the Holder shall not demand or accept from the Company or any other person any such payment or cancel, set-off or otherwise discharge any part of the indebtedness represented by this Note, and (iii) neither the Company nor the Holder shall otherwise take or permit any action prejudicial to or inconsistent with the priority position of any holder of Senior Indebtedness over the Holder of this Note.

(f)       No right of any holder of Senior Indebtedness to enforce the subordination provisions of this obligation shall be impaired by any act or failure to act by the Company or the Holder or by their failure to comply with this Note or any other agreement or document evidencing, related to or securing the obligations hereunder. Without in any way limiting the generality of the preceding sentence, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Note or the obligations of the Holder to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment of any Senior Indebtedness provided that such change does not materially impact Holder in an adverse manner; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Senior Indebtedness; (iii) release any person or entity liable in any manner for the collection of any Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company or any other person or entity.

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(g)       In the event that the Company shall make any payment or prepayment to the Holder on account of the obligations under this Note which is prohibited by this Section, such payment shall be held by the Holder, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts and priorities of Senior Indebtedness held by them) to the extent necessary to pay all Senior Indebtedness due to such holders of Senior Indebtedness in full in accordance with its terms (whether or not such Senior Indebtedness is due and owing), after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(h)       After all Senior Indebtedness indefeasibly is paid in full and until the obligations under the Note are paid in full, the Holder shall be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness. For purposes of such subrogation, no payments or distributions to holders of such Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section and no payment over pursuant to the provisions of this Section to holders of such Senior Indebtedness by the Holder, shall, as between the Company, its creditors other than holders of such Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of such Senior Indebtedness, it being understood that the provisions of this Section are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness, on the one hand and the Holder, on the other hand.

(i)       In any insolvency, receivership, bankruptcy, dissolution, liquidation or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against the Company under any bankruptcy or insolvency law or laws relating to relief of debtors, to compositions, extensions or readjustments of indebtedness:

(i)       the claims of any holders of Senior Indebtedness against the Company shall be paid indefeasibly in full in cash or such payment shall have been provided for in a manner acceptable to the holders of at least a majority of the then outstanding principal amount of the Senior Indebtedness before any payment is made to the Holder;

(ii)       until all Senior Indebtedness is indefeasibly paid in full in cash or such payment shall have been provided for in a manner acceptable to the holders of at least a majority of the then outstanding principal amount of the Senior Indebtedness before any payment is made to the Holder, any distribution to which the Holder would be entitled but for this Section shall be made to holders of Senior Indebtedness, except for distribution of securities issued by the Company which are subordinate and junior in right of payment to the Senior Indebtedness; and

(iii)       the holders of Senior Indebtedness shall have the right to enforce, collect and receive every such payment or distribution and give acquittance therefor. If, in or as a result of any action case or proceeding under Title 11 of the United States Code, as amended from time to time, or any comparable statute, relating to the Company, the holders of the Senior Indebtedness return, refund or repay to the Company, or any trustee or committee appointed in such case or proceeding receive any payment or proceeds of any collateral in connection with such action, case or proceeding alleging that the receipt of such payments or proceeds by the holders of the Senior Indebtedness was a transfer voidable under state or federal law, then the holders of the Senior Indebtedness shall not be deemed ever to have received such payments or proceeds for purposes of this Note in determining whether and when all Senior Indebtedness has been paid in full and the Company shall pay or cause to be paid, and the Holder shall be entitled to receive any such funds, proceeds or collateral to satisfy all amounts due hereunder. In the event the holders of Senior Indebtedness receive amounts in excess of payment in full (cash) of amounts outstanding in respect of Senior Indebtedness (without giving effect to whether claims in respect of the Senior Indebtedness are allowed in any insolvency proceeding), the holders of Senior Indebtedness shall pay such excess amounts to the Holder.

(k)       By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section.

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2.       Events of Default.

(a)       The occurrence of any of the following events shall constitute a default ("Event of Default"):

(i)       Failure to Pay Principal or Interest. The Company fails to pay any installment of principal, interest or other sum due under this Note within ten days after the same becomes due, including without limitation the failure to pay due to the existence of a Blockage Event.

(ii)       Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Company is not dismissed within sixty (60) days of appointment.

(iii)       Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against Company are not dismissed within sixty (60) days of initiation.

(b)       Upon the occurrence and during the continuance of any Event of Default, upon notice to the Company and the holders of the Senior Indebtedness, the holders of a majority of the unpaid principal amount of the Notes then outstanding may demand the payment of the unpaid principal amount of the Notes, which together with all interest accrued thereon and other amounts payable hereunder shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, subject to the provisions of Section 1(a) hereof, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

3.       Pro Rata Treatment of Noteholders. Each payment or prepayment of principal of this Note shall be made to the holder of the Notes pro rata in accordance with the respective unpaid principal amounts of such holders’ respective Notes. Each payment of interest on the Notes shall be made to the holders of the Notes pro rata in accordance with the amounts of interest due and payable to such holders under such holders’ respective Notes. Each distribution of cash, property, securities or other value received by the holders of the Notes in respect of the indebtedness outstanding under the Notes, after payment of collection and other expenses as provided in the Notes, shall be apportioned to such holders pro rata in accordance with the respective unpaid principal amounts of and interest on such holders’ respective Notes.

4.       Note Register. The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of Notes. Upon any transfer of this Note in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Note register.

5.       Record Owner. The Company may deem the person in whose name this Note shall be registered upon the registry books of the Company to be, and may treat such person as, the absolute owner of this Note, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effective to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

6.       Miscellaneous.

(a)       Waiver. The holders of a majority of the unpaid principal amount of the Notes then outstanding may waive any provision or term of this Note. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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(b)       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii)deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company to: Air Industries Group, 360 Motor Parkway, Suite 100, Hauppauge, New York 11788, Attn: Michael Recca, e-mail mrecca@airindustriesgroup.com, with a copy by e-mail only to: Mandelbaum Salsburg, 1270 Avenue of the Americas, Suite 1808, New York, NY 10020, Attn: Vincent J. McGill, Esq., e-mail: vmgill@lawfirm.ms, and (ii) if to the Holder, at the address(es) set forth in the Securities Purchase Agreement.

(c)       Terms. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

(d)       Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

(e)       Expenses. The Company shall reimburse Holder for all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incurred in connection with (i) drafting, negotiating, executing and delivering any amendment, modification or waiver of, or consent with respect to, any matter relating to the rights of Holder hereunder and (ii) enforcing any provisions of this Note and/or collecting any amounts due under this Note.

(f)       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Company agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

(g)       Savings Clause. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by an authorized officer as of the day set forth above.

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Chief Financial Officer

Acknowledged:	/s/ Michael Taglich

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